Exhibit 99.1

Contacts:	For news media: Ryan Hill, 610-774-5997
For financial analysts: Lisa Pammer, 610-774-3316

PPL Corporation Responds to U.K. referendum on Membership in European Union

ALLENTOWN, Pa. (June 24, 2016) -- PPL Corporation on Friday (6/24) said the results of the June 23 referendum on Britain exiting the European Union are not expected to significantly impact its operations in the United Kingdom and management will continue to monitor developments in the U.K. closely.

“The extent and duration of any potential decline in the value of the British pound sterling to the U.S. dollar is unknown at this time. A long-term reduction in the value of the pound as a result of the U.K. referendum could require us to reassess our earnings growth rate,” said William H. Spence, PPL’s chairman, president and Chief Executive Officer.

“We have implemented an effective hedging program that substantially protects us against fluctuations in foreign currency exchange rates through 2017,” Spence said. “In addition, any negative exposure to long-term changes in foreign currency exchange rates could be partially offset by other factors, including increases to U.K. inflation and interest rates that may occur as a result of actions taken in response to the referendum vote.”

The company, which owns four high-performing utilities that serve almost 8 million customers in the U.K., reaffirmed its 2016 reported earnings forecast of $2.29 to $2.49 per share and earnings from ongoing operations forecast of $2.25 to $2.45 per share. In addition, PPL said it is not currently changing its previously announced projection of 5 to 6 percent compound annual earnings growth through 2018. This anticipated growth reflects projected earnings compared to 2014 earnings from ongoing operations (adjusted) of $2.03 per share.

As previously reported for the quarter ended March 31, 2016, PPL is 93 percent hedged for the remainder of 2016 budgeted earnings at an average rate of $1.54 per pound, 89 percent hedged for 2017 at a rate of $1.58 per pound, and 41 percent hedged for 2018 at a rate of $1.56 per pound.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. The company and its 13,000 employees are dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.